NEWS	Exhibit 99.1

Chris Meyer
Group Vice President, IR & Finance
(813) 830-5311

Bloomin’ Brands Announces 2014 Fourth Quarter Adjusted Diluted EPS of $0.28 and Diluted EPS of $0.17;
Posts Core Domestic Comparable Sales Increase of 4.2%;
Declares First Dividend of $0.06 Per Share;
Reaffirms 2015 Guidance Including Adjusted Diluted EPS Growth of At Least 15%

TAMPA, Fla., February 19, 2015 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the 13-week fourth quarter (“Q4 2014”) and fiscal year ended December 28, 2014 (“Fiscal Year 2014”) compared to the fourth quarter (“Q4 2013”) and year ended December 31, 2013 (“Fiscal Year 2013”).

Key highlights for the thirteen weeks ended December 28, 2014 include the following:

•	Total revenues increased 5.5% to $1.1 billion

•	Comparable sales for Company-owned core domestic concepts increased 4.2% with a traffic increase of 1.0%

•	System-wide development was 18 new restaurants, including five Outback Steakhouse restaurants in Brazil

•
Adjusted net income* was $35.5 million versus $34.2 million in the fourth quarter of 2013 and U.S. GAAP Net income attributable to Bloomin’ Brands was $22.4 million versus $59.0 million in the fourth quarter of 2013

Key highlights for the fiscal year ended December 28, 2014 include the following:

•	Total revenues increased 7.6% to $4.4 billion

•	Comparable sales for Company-owned core domestic concepts increased 2.0% with flat traffic

•	System-wide development was 57 new restaurants, including 15 Outback Steakhouse restaurants in Brazil

•	Adjusted net income* was $140.8 million versus $142.4 million in 2013 and U.S. GAAP Net income attributable to Bloomin’ Brands was $91.1 million versus $208.4 million in 2013

The following table reconciles Adjusted diluted earnings per share to Diluted earnings per share for the periods as indicated below. Due to our conversion to a 52-53 week fiscal year, there was one less day in the fourth quarter and three less days in fiscal 2014, which had an impact of $0.05 and $0.07, respectively, to adjusted diluted EPS.

				FISCAL YEAR
	Q4 2014	Q4 2013	CHANGE	2014	2013	CHANGE
Adjusted diluted earnings per share*	$0.28	$0.27	$0.01	$1.10	$1.11	$(0.01)
Adjustments*	(0.11)	0.19	(0.30)	(0.39)	0.52	(0.91)
Diluted earnings per share	$0.17	$0.46	$(0.29)	$0.71	$1.63	$(0.92)

_________________

*
Denoted items are non-GAAP measurements, which include adjustments to the financial results as determined under U.S. GAAP. See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release.

“The fourth quarter was a strong finish to the year. Comp sales at our core domestic concepts grew 4.2% in Q4 as we continued to improve our dinner sales trend behind enhanced brand strategies,” said Elizabeth Smith, CEO.  “For the year, we once again meaningfully outperformed Knapp and gained share in the CDR category.”

Smith continued, “As we enter 2015, we remain confident in the long-term growth opportunities that our portfolio offers.  We are focused on executing against our growth strategies with disciplined capital allocation to maximize value for our shareholders.”

Fourth Quarter Financial Results

The following summarizes the Company’s results for the thirteen weeks ended December 28, 2014:

(dollars in millions):	Q4 2014	Q4 2013	% Change
Total revenues	$1,108.5	$1,050.6	5.5%

Adjusted restaurant level operating margin*	15.7%	15.9%	(0.2)%
U.S. GAAP restaurant level operating margin	16.3%	14.8%	1.5%

Adjusted operating income margin*	5.2%	6.1%	(0.9)%
U.S. GAAP operating income margin	3.7%	3.0%	0.7%
_________________

*
Denoted items are non-GAAP measurements, which include adjustments to the financial results as determined under U.S. GAAP. See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release.

•
The increase in Total revenues was primarily due to additional sales from acquired restaurants in Brazil, additional revenues from new restaurant openings and an increase in domestic comparable restaurant sales at our existing restaurants. The increase in restaurant sales was partially offset by the loss of one operating day due to the the Company’s change to a 52-53 week fiscal year, the closing of 52 restaurants since September 30, 2013 and a decline in comparable restaurant sales in the Company’s South Korea restaurants.

•
The decrease in Adjusted restaurant-level operating margin was primarily due to lunch expansion rollout costs, commodity inflation and higher than normal health insurance claims. This decrease was partially offset by productivity savings and higher domestic average unit volumes.

The improvement in U.S. GAAP restaurant-level operating margin was driven by lapping a payroll tax audit expense from 2013 and from a legal settlement. This increase was partially offset by lower Adjusted restaurant-level operating margin as described above.

•
The decrease in Adjusted operating income margin was driven primarily by higher employee incentive compensation costs, higher depreciation and amortization for Brazil acquisition-related assets as well as new financial systems, and lower Adjusted restaurant-level operating margin as described above.

The increase in U.S. GAAP operating income margin was driven primarily by higher restaurant-level operating margin and the lapping of our 2013 Domestic Restaurant Closure Initiative. This increase was partially offset by asset impairment charges related to Roy’s, which was sold in January 2015, restaurant closing costs related to our International Restaurant Closure Initiative and severance expenses incurred from our organizational realignment.

•
The effective income tax rate on an adjusted basis for fiscal 2014 was 24.8%. The fiscal 2014 tax rate was lower than expected and was driven by the mix of income across our domestic and international portfolio, unplanned one-time tax benefits and the benefit of recently enacted tax regulations.

Fourth Quarter Comparable Restaurant Sales

THIRTEEN WEEKS ENDED DECEMBER 28, 2014	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	6.4%
Carrabba’s Italian Grill	0.3%
Bonefish Grill	0.7%
Fleming’s Prime Steakhouse and Wine Bar	3.4%

•
Blended comparable restaurant sales for Company-owned core domestic concepts were up 4.2% due to increases in general menu prices and a strengthening of the dinner sales trend relative to the third quarter. Customer traffic increased by 1.0% driven primarily by lunch expansion and promotions.

System-wide Development

The following summarizes the Company’s system-wide development for the thirteen weeks ended December 28, 2014:

	SEPTEMBER 28, 2014	OPENINGS	CLOSURES	DECEMBER 28, 2014
Outback Steakhouse
Company-owned—international (1) (2) (3)	176	8	(17)	167
Franchised—international	51	4	—	55
Carrabba’s Italian Grill—Company-owned	243	1	(2)	242
Bonefish Grill-Company—owned	196	5	—	201
System-wide development		18	(19)
____________________

(1)	Includes five openings in Brazil, two openings in South Korea and one opening in Hong Kong. Includes 16 closures in South Korea and one closure in Mexico.

(2)	The restaurant count for Brazil is reported as of November 30, 2014 to correspond with the balance sheet date of this subsidiary and, therefore, excludes one restaurant that opened in December 2014.

(3)	The restaurant count as of December 28, 2014 includes 21 locations scheduled to close during 2015 primarily in South Korea.

Dividend Declaration

On February 12, 2015, the Board of Directors declared our first quarterly cash dividend of $0.06 per share to be paid on March 18, 2015 to all shareholders of record as of the close of business on March 4, 2015.

Other Events

The Company’s fiscal fourth quarter adjusted results reflect the following items:

•
In our November 4, 2014 earnings release, we announced our intention to close 36 underperforming international locations as part of the International Restaurant Closure Initiative. The Company incurred pre-tax restaurant closing costs of $10.3 million in the fourth quarter, including costs associated with lease obligations and employee terminations. Additional restaurant closing costs associated with this initiative of $9.0 million to $12.0 million are expected in the first quarter of 2015.

•
In September 2014, the Company reclassified its Roy’s assets and liabilities as held for sale. Following the decision to sell, we recorded pre-tax impairment and other charges of $7.4 million and $6.1 million during the thirteen weeks ended December 28, 2014 and September 28, 2014, respectively. In January 2015, we sold the Roy’s concept.

•
During the third quarter of 2014, we initiated an organizational realignment that optimized certain support functions in our corporate office. As a result of this realignment, the Company incurred $3.7 million and $5.4 million of expense for severance and related items during the thirteen weeks ended December 28, 2014 and September 28, 2014, respectively.

Fiscal 2015 Financial Outlook

The table below presents the Company’s current expectations for selected 2015 financial and operating results.

Current Outlook
Financial Results

Total revenues (in millions)	At least $4,490

Adjusted diluted earnings per share (1)	At least $1.27
Percentage increase from 2014 (2)	At least 15%

GAAP Diluted earnings per share	At least $1.14

Other Selected Financial Data (in millions, or as otherwise indicated):

Comparable sales for Company-owned core domestic concepts	At least 1.5%

Commodity inflation	4% - 6%

Effective income tax rate*	25% - 27%

Number of new system-wide restaurants	40 - 50

Capital expenditures	$235 - $255
_________________

*	Denoted item is expressed on an adjusted basis

(1)
The 2015 Adjusted diluted earnings per share guidance excludes the following adjustments: (i) $5.1 million of estimated pre-tax amortization for the intangibles acquired in connection with the Brazil acquisition and (ii) $9.0 million to $12.0 million of estimated restaurant closing expenses related to our International Restaurant Closure Initiative.

(2)	Fiscal 2014 included 362 days whereas fiscal 2015 will include 364 days, which will impact fiscal first quarter 2015 results.

Conference Call
The Company will host a conference call today, February 19, 2015 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (888) 438-5491, or (719) 325-2448 for international participants. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 1053993. The replay will be available through Thursday, February 26, 2015. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website after the call.

About Bloomin’ Brands, Inc.
Bloomin' Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill and Fleming's Prime Steakhouse & Wine Bar.  The Company operates approximately 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries, some of which are franchise locations.  For more information, please visit bloominbrands.com.

Forward-Looking Statements
Certain statements contained herein, including statements under the headings “Fiscal 2015 Financial Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “on track,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; challenges associated with new restaurant development; our ability to preserve the value of our brands; price and availability of commodities; weather, acts of God and other disasters; the seasonality of the Company’s business; increases in unemployment rates and taxes; increases in labor costs; competition; changes in patterns of consumer traffic, consumer tastes and dietary habits; consumer reaction to public health and food safety issues; government actions and policies; interruption or breach of our systems or loss of consumer or employee information; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the cost and availability of credit; and our ability to continue to pay dividends. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THIRTEEN WEEKS ENDED	THREE MONTHS ENDED	FISCAL YEAR
	DECEMBER 28, 2014	DECEMBER 31, 2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$1,101,604	$1,041,274	$4,415,783	$4,089,128
Other revenues	6,882	9,281	26,928	40,102
Total revenues	1,108,486	1,050,555	4,442,711	4,129,230
Costs and expenses
Cost of sales	354,574	340,811	1,435,359	1,333,842
Labor and other related	309,539	299,602	1,218,961	1,157,622
Other restaurant operating	257,776	246,790	1,049,053	964,279
Depreciation and amortization	47,369	42,874	190,911	164,094
General and administrative	82,649	69,521	304,382	268,928
Provision for impaired assets and restaurant closings	15,911	20,132	52,081	22,838
Income from operations of unconsolidated affiliates	—	(276)	—	(7,730)
Total costs and expenses	1,067,818	1,019,454	4,250,747	3,903,873
Income from operations	40,668	31,101	191,964	225,357
Loss on extinguishment and modification of debt	—	—	(11,092)	(14,586)
Gain on remeasurement of equity method investment	—	36,608	—	36,608
Other expense, net	(1,415)	(119)	(1,244)	(246)
Interest expense, net	(14,114)	(18,188)	(59,658)	(74,773)
Income before provision (benefit) for income taxes	25,139	49,402	119,970	172,360
Provision (benefit) for income taxes	1,205	(11,512)	24,044	(42,208)
Net income	23,934	60,914	95,926	214,568
Less: net income attributable to noncontrolling interests	1,525	1,932	4,836	6,201
Net income attributable to Bloomin’ Brands	$22,409	$58,982	$91,090	$208,367

Net income	$23,934	$60,914	$95,926	$214,568
Other comprehensive (loss) income:
Foreign currency translation adjustment	(42,700)	(15,618)	(31,731)	(17,597)
Reclassification of accumulated foreign currency translation adjustment for previously held equity investment	—	5,980	—	5,980
Unrealized losses on derivatives, net of tax	(1,907)	—	(2,393)	—
Comprehensive (loss) income	(20,673)	51,276	61,802	202,951
Less: comprehensive income attributable to noncontrolling interests	1,525	1,932	4,836	6,201
Comprehensive (loss) income attributable to Bloomin’ Brands	$(22,198)	$49,344	$56,966	$196,750

Earnings per share:
Basic	$0.18	$0.48	$0.73	$1.69
Diluted	$0.17	$0.46	$0.71	$1.63
Weighted average common shares outstanding:
Basic	125,484	124,005	125,139	122,972
Diluted	128,822	127,980	128,317	128,074

Supplemental Balance Sheet Information (in thousands):

	DECEMBER 28, 2014	DECEMBER 31, 2013
	(unaudited)
Cash and cash equivalents (1)	$165,744	$209,871
Net working capital (deficit) (2)	(239,559)	(263,874)
Total assets	3,344,286	3,278,476
Total debt, net (3)	1,315,843	1,419,143
Total stockholders’ equity	556,449	482,709
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on Restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and to make capital expenditures.

(3)	The Company completed a refinancing of its Senior Secured Credit Facility in May 2014. The total indebtedness of the Company remained unchanged as a result of the refinancing.

Non-GAAP Financial Measures (unaudited)

In addition to the results provided in accordance with U.S. GAAP, we provide non-GAAP measures which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: (i) Adjusted restaurant-level operating margins, (ii) Adjusted income from operations and the corresponding margins, (iii) Adjusted net income, (iv) Adjusted diluted earnings per share and (v) Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA.

Although we believe these non-GAAP measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures are not intended to replace accompanying U.S. GAAP financial measures. These metrics are not necessarily comparable to similarly titled measures used by other companies.

The use of other non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the restaurant industry by isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent. We believe that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how our management team and Board of Directors evaluate our operating performance, allocate resources and establish employee incentive plans. EBITDA and Adjusted EBITDA are also frequently used by investors, analysts and credit agencies in evaluating and comparing companies. In addition, our debt agreements require compliance of certain ratios that are based on financial measures similar to Adjusted EBITDA.

Adjusted restaurant-level operating margin

Restaurant-level operating margin is calculated as Restaurant sales after deduction of the main restaurant-level operating costs, which includes Cost of sales, Labor and other related and Other restaurant operating. Adjusted restaurant-level operating margin is Restaurant-level operating margin adjusted for certain items, as noted below.

The following tables show the percentages of certain operating cost financial statement line items in relation to Restaurant sales on both a U.S. GAAP basis and an adjusted basis, as indicated, for the thirteen weeks and fiscal year ended December 28, 2014 and the three months and fiscal year ended December 31, 2013:

	THIRTEEN WEEKS ENDED DECEMBER 28, 2014		THREE MONTHS ENDED DECEMBER 31, 2013		(UNFAVORABLE) FAVORABLE CHANGE IN ADJUSTED
	U.S. GAAP	ADJUSTED (1)	U.S. GAAP	ADJUSTED (2)	QUARTER TO DATE
Restaurant sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	32.2%	32.2%	32.7%	32.7%	0.5%
Labor and other related	28.1%	28.1%	28.8%	27.6%	(0.5)%
Other restaurant operating	23.4%	24.0%	23.7%	23.7%	(0.3)%

Restaurant-level operating margin	16.3%	15.7%	14.8%	15.9%	(0.2)%

	FISCAL YEAR 2014		FISCAL YEAR 2013		(UNFAVORABLE) FAVORABLE CHANGE IN ADJUSTED
	U.S. GAAP	ADJUSTED (1)	U.S. GAAP	ADJUSTED (2)	YEAR TO DATE
Restaurant sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	32.5%	32.5%	32.6%	32.6%	0.1%
Labor and other related	27.6%	27.6%	28.3%	27.9%	0.3%
Other restaurant operating	23.8%	24.0%	23.6%	23.6%	(0.4)%

Restaurant-level operating margin	16.1%	15.9%	15.5%	15.9%	—%
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(1)
Includes adjustments primarily related to a $6.1 million legal settlement gain and the reversal of $0.8 million and $2.9 million of deferred rent liabilities associated with the International and Domestic Restaurant Closure Initiatives for the thirteen weeks and fiscal year ended December 28, 2014, respectively, which were recorded in Other restaurant operating.

(2)
Includes adjustments for payroll tax audit contingencies of $12.0 million and $17.0 million for the three months and fiscal year ended December 31, 2013, respectively, which were recorded in Labor and other related.

Adjusted income from operations, Adjusted net income and Adjusted diluted earnings per share

The following table reconciles Adjusted income from operations and the corresponding margins, Adjusted net income and Adjusted diluted earnings per share to their respective most comparable U.S. GAAP measures for the thirteen weeks and year ended December 28, 2014 and the three months and year ended December 31, 2013:

	THIRTEEN WEEKS ENDED	THREE MONTHS ENDED	FISCAL YEAR
(in thousands, except per share amounts)	DECEMBER 28, 2014	DECEMBER 31, 2013	2014	2013
Income from operations	$40,668	$31,101	$191,964	$225,357
Operating income margin	3.7%	3.0%	4.3%	5.5%
Adjustments:
Transaction-related expenses (1)	229	2,246	1,347	3,888
Severance (2)	3,683	—	9,045	—
Asset impairments and related costs (3)	7,538	—	24,490	—
Restaurant relocations and related costs (4)	249	—	249	—
Restaurant impairments and closing costs (5)	10,339	18,695	26,841	18,695
Payroll tax audit contingency (6)	—	12,000	—	17,000
Legal settlement	(6,070)	—	(6,070)	—
Purchased intangibles amortization (8)	1,417	560	5,952	560
Adjusted income from operations	$58,053	$64,602	$253,818	$265,500
Adjusted operating income margin	5.2%	6.1%	5.7%	6.4%

			(CONTINUED...)

	THIRTEEN WEEKS ENDED	THREE MONTHS ENDED	FISCAL YEAR
(in thousands, except per share amounts)	DECEMBER 28, 2014	DECEMBER 31, 2013	2014	2013
Net income attributable to Bloomin’ Brands	$22,409	$58,982	$91,090	$208,367
Adjustments:
Transaction-related expenses (1)	229	2,246	1,347	3,888
Severance (2)	3,683	—	9,045	—
Asset impairments and related costs (3)	7,538	—	24,490	—
Restaurant relocations and related costs (4)	249	—	249	—
Restaurant impairments and closing costs (5)	10,339	18,695	26,841	18,695
Payroll tax audit contingency (6)	—	12,000	—	17,000
Loss on disposal of business (7)	770	—	770	—
Legal settlement	(6,070)	—	(6,070)	—
Purchased intangibles amortization (8)	1,417	560	5,952	560
Loss on extinguishment and modification of debt (9)	—	—	11,092	14,586
Gain on remeasurement of equity method investment (10)	—	(36,608)	—	(36,608)
Total adjustments, before income taxes	18,155	(3,107)	73,716	18,121
Adjustment to provision (benefit) for income taxes (11)	(5,094)	(21,697)	(23,996)	(84,114)
Net adjustments	13,061	(24,804)	49,720	(65,993)
Adjusted net income	$35,470	$34,178	$140,810	$142,374

Diluted earnings per share	$0.17	$0.46	$0.71	$1.63
Adjusted diluted earnings per share	$0.28	$0.27	$1.10	$1.11

Basic weighted average common shares outstanding	125,484	124,005	125,139	122,972

Effect of diluted securities
Stock options	3,153	3,711	3,079	4,902
Nonvested restricted stock and restricted stock units	152	230	91	191
Unvested performance-based share units	33	34	8	9
Diluted weighted average common shares outstanding	128,822	127,980	128,317	128,074
_________________

(1)
Transaction-related expenses primarily related to the following: (i) secondary offerings of our common stock completed in November 2014, March 2014 and May 2013; (ii) the refinancing of the Senior Secured Credit Facility in May 2014, and (iii) costs incurred in 2013 to acquire a controlling ownership interest in our Brazilian operations.

(2)	Related to severance expense incurred as a result of our organizational realignment.

(3)	Represents asset impairment charges and related costs associated with our decision to sell the Roy’s concept and corporate aircraft.

(4)	Represents accelerated depreciation incurred in connection with the Outback Steakhouse relocation program.

(5)	Represents impairments and expenses incurred for the International and Domestic Restaurant Closure Initiatives.

(6)	Related to an IRS payroll tax audit for the employer’s share of FICA taxes for cash tips.

(7)	Represents a loss recognized on the sale of one Company-owned Outback Steakhouse location in Mexico to an existing franchisee.

(8)	Represents non-cash intangible amortization recorded as a result of the acquisition of our Brazilian operations.

(9)	Relates to the refinancing in May 2014 and repricing in April 2013 of our Senior Secured Credit Facility.

(10)	Represents recognition of a gain on remeasurement of the previously held equity investment in connection with the Brazil acquisition.

(11)
Income tax effect of adjustments for the thirteen weeks and fiscal year ended December 28, 2014 was calculated based on the statutory rate applicable to jurisdictions in which the above non-GAAP adjustments relate. For the three months and fiscal year ended December 31, 2013, we utilized a normalized annual effective tax rate of 22.0%, which excludes the income tax benefit of the valuation allowance release.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA (EBITDA adjusted for certain significant items, as noted below) are supplemental measures of operating performance. The following table reconciles Net income attributable to Bloomin’ Brands to EBITDA and Adjusted EBITDA for the thirteen weeks and year ended December 28, 2014 and the three months and year ended December 31, 2013:

	THIRTEEN WEEKS ENDED	THREE MONTHS ENDED	FISCAL YEAR
(in thousands)	DECEMBER 28, 2014	DECEMBER 31, 2013	2014	2013
Net income attributable to Bloomin’ Brands	$22,409	$58,982	$91,090	$208,367
Provision (benefit) for income taxes	1,205	(11,512)	24,044	(42,208)
Interest expense, net	14,114	18,188	59,658	74,773
Depreciation and amortization	47,369	42,874	190,911	164,094
EBITDA	85,097	108,532	365,703	405,026
Impairments, closings and disposals (1)	7,370	1,716	26,610	3,716
Transaction-related expenses (2)	229	2,246	1,347	3,888
Stock-based compensation expense	4,268	3,239	16,107	13,857
Other losses (gains) (3)	28	(61)	(477)	328
Severance (4)	3,683	—	9,045	—
Restaurant impairment and closing costs (5)	10,339	18,695	26,841	18,695
Payroll tax audit contingency (6)	—	12,000	—	17,000
Loss on disposal of business (7)	770	—	770	—
Legal settlement	(6,070)	—	(6,070)	—
Loss on extinguishment and modification of debt (8)	—	—	11,092	14,586
Gain on remeasurement of equity method investment (9)	—	(36,608)	—	(36,608)
Adjusted EBITDA	$105,714	$109,759	$450,968	$440,488
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(1)
Represents non-cash impairment charges for fixed assets and intangible assets and net gains or losses on the disposal of fixed assets. Includes asset impairment charges associated with our decision to sell the Roy’s concept and corporate aircraft.

(2)
Transaction-related expenses primarily related to the following: (i) secondary offerings of our common stock completed in November 2014, March 2014 and May 2013; (ii) the refinancing the Senior Secured Credit Facility in May 2014, and (iii) costs incurred in 2013 to acquire a controlling ownership interest in our Brazilian operations.

(3)
Represents (income) expense incurred as a result of (losses) gains on our partner deferred compensation participant investment accounts, foreign currency transaction loss (gain) and the loss (gain) on the cash surrender value of executive life insurance.

(4)	Related to severance expense incurred as a result of our organizational realignment.

(5)	Represents impairments and expenses incurred for the International and Domestic Restaurant Closure Initiatives.

(6)	Related to an IRS payroll tax audit for the employer’s share of FICA taxes for cash tips.

(7)	Represents a loss recognized on the sale of one Company-owned Outback Steakhouse location in Mexico to an existing franchisee.

(8)	Relates to the refinancing in May 2014 and repricing in April 2013 of our Senior Secured Credit Facility.

(9)	Represents recognition of a gain on remeasurement of the previously held equity investment in connection with the Brazil acquisition.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	DECEMBER 28,	DECEMBER 31,
	2014	2013
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic	648	663
Company-owned—international (1) (2) (3)	167	169
Franchised—domestic	105	105
Franchised—international	55	51
Total	975	988
Carrabba’s Italian Grill
Company-owned	242	239
Franchised	1	1
Total	243	240
Bonefish Grill
Company-owned	201	187
Franchised	5	7
Total	206	194
Fleming’s Prime Steakhouse & Wine Bar
Company-owned	66	65
Roy’s (4)
Company-owned	20	21
System-wide total	1,510	1,508
____________________

(1)
Effective November 1, 2013, the Company acquired a controlling interest in the Brazilian Joint Venture resulting in the consolidation and reporting of 47 restaurants (as of the acquisition date) as Company-owned locations.

(2)	The restaurant count for Brazil is reported as of November 30, 2014 and excludes one restaurant opened in December 2014.

(3)	The restaurant count as of December 28, 2014, includes 21 locations scheduled to close during 2015, including 20 in South Korea.

(4)	On January 26, 2015, we sold our Roy’s concept.

SOURCE: Bloomin’ Brands, Inc.